EXHIBIT 8.1






                         August 19, 1998



To the Addressees Listed
on the Attached Annex A


                    Re:  NovaStar Mortgage Funding Trust, Series
                         1998-2; NovaStar Home Equity Loan Asset-
                         Backed Bonds, Series 1998-2 (Tax
                         Opinion)

Ladies and Gentlemen:

          We have acted as counsel to NovaStar Financial, Inc., a Maryland corporation (the "Seller"), NovaStar Mortgage, Inc., a Virginia corporation (the "Servicer"), NovaStar Mortgage Funding Corporation, a Delaware corporation (the "Company"), and NovaStar Certificates Financing Corporation, a Delaware corporation ("NCFC"; the Seller, the Servicer, the Company and NCFC are sometimes referred to collectively herein as the "NovaStar Entities"), in regard to (i) the sale by the Seller of certain subprime mortgage loans (the "Initial Mortgage Loans") and certain private mortgage insurance policies (the "PMI Policies") to the Company, pursuant to Section 2.1 of the Mortgage Loan Purchase Agreement, dated as of August 1, 1998 (the "Purchase Agreement"), between the Seller, the Company, the Issuer (as defined herein), and the Indenture Trustee; (ii) the sale by the Company to NovaStar Mortgage Funding Trust, Series 1998-2, a Delaware business trust (the "Issuer"), pursuant to the Amended and Restated Trust Agreement, dated as of August 19, 1998 (the "Trust Agreement"), between the Company and Wilmington Trust Company, as owner trustee (the "Owner Trustee"); (iii) the servicing of the Initial Mortgage Loans by the Servicer pursuant to the Servicing Agreement, dated as of August 1, 1998 (the "Servicing
Agreement"), among the Servicer, the Issuer and the Indenture Trustee (as defined below); and (iv) the sale by the Company of the Certificates to NCFC pursuant to the Certificates Sale Agreement, dated as of August 19, 1998 (the "Certificates Sale Agreement").

          The documents evidencing the Initial Mortgage Loans will be held by First Union National Bank, as indenture trustee (the "Indenture Trustee"). The Indenture Trustee will hold such documents as an agent and bailee with notice of the security interests granted in favor of the Bondholders, the Insurer, the Issuer and the Company respectively. Pursuant to the Indenture, dated as of August 1, 1998 (the "Indenture"), between the Issuer and the Indenture Trustee, the Issuer will issue two classes of NovaStar Home Equity Loan Asset-Backed Bonds, Series 1998-2 (the "Class A-1 Bonds" and the "Class A-2 Bonds"; collectively the "Bonds"). The Bonds will be secured in part by the Initial Mortgage Loans. Pursuant to the Trust Agreement, the Issuer will issue the Trust Certificates (the "Certificates"), which will evidence ownership interests in the Issuer (the Bonds and the Certificates, collectively, the "Securities").

          The Issuer will enter into the Insurance Agreement, dated as of August 1, 1998 (the "Insurance Agreement"), among the Seller, the Servicer, the Company, the Issuer, the Indenture Trustee, NCFC and MBIA Insurance Corporation, as bond insurer (the "Insurer") pursuant to which a bond insurance policy (the "Bond Insurance Policy") will be issued in respect of the Bonds. The Seller will also enter into an Indemnification Agreement, dated August 14, 1998 (the "Indemnification Agreement"), among the Seller, the Company, the Insurer and the Underwriter (as defined below).

          The Company will sell the Bonds to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") pursuant to the Underwriting Agreement, dated August 14, 1998 (the "Underwriting Agreement"), among the Company and the Underwriter. The Underwriter expects to sell the Bonds to investors on the Closing Date, pursuant to the Prospectus, dated April 23, 1998 (the "Prospectus"), and the Prospectus Supplement, dated August 14, 1998 (the "Prospectus Supplement").

          The Initial Mortgage Loans and the related PMI Policies will be sold by the Seller to the Company and the Company will sell the Initial Mortgage Loans and the related PMI Policies to the Issuer on August 19, 1998 (the "Closing Date"). The consideration to be paid for the Initial Mortgage Loans and the related PMI Policies by the Company to the Seller will consist of the Purchase Price (as defined in Section 2.1 of the Purchase Agreement), which includes a portion of the cash proceeds from the sale of the Bonds and the cash proceeds from the sale of the Certificates, and a demand note (the "NCFC Demand Note") delivered by NCFC to the Company. Pursuant to the Trust Agreement, the Company will sell the Initial Mortgage Loans and the related PMI Policies and assign the NCFC Demand Note, without recourse, to the Issuer in exchange for a portion of the cash proceeds from the sale of the Bonds and receipt of the Certificates. The Bonds will be entitled to the benefits of the Bond Insurance Policy.

          The PMI Policies were issued by Commonwealth Mortgage Assurance Company (the "PMI Insurer") pursuant to the Master Policy, dated as of August 1, 1998, issued by the PMI Insurer to the Seller, and the Letter Agreement, dated as of August 14, 1998, between the PMI Insurer and the Seller (collectively, the "PMI Insurance Agreement"). The PMI Policies will be assigned on the Closing Date from the Seller to the Company pursuant to the Purchase Agreement, from the Company to the Issuer pursuant to the Trust Agreement and from the Issuer to the Indenture Trustee pursuant to the Indenture. Notice of such assignments will be given to the PMI Insurer pursuant to a Notice of Assignment of PMI Policies, dated August 19, 1998 (the "Notice of Assignment"), given by the Seller, the Company and the Issuer to the PMI Insurer. The PMI Insurer will acknowledge such assignments pursuant to an Acknowledgment of Assignment of PMI Policies, dated August 19, 1998 (the "Acknowledgment of Assignment") given by the PMI Insurer to the Issuer and the Indenture Trustee.

          On the Closing Date, a portion of the proceeds of the sale of the Bonds equal to the Original Pre-Funded Amount will be deposited into the Pre-Funding Account and a portion of the proceeds of the Sale of the Bonds equal to the Interest Coverage Amount will be deposited into the Interest Coverage Account, which accounts will be created under the Indenture and held by the Indenture Trustee, as security for the Bondholders, in segregated trust accounts established in the name of the Indenture Trustee. Moneys on deposit in the Pre-Funding Account will be used to fund the acquisition by the Issuer of certain subsequent mortgage loans (the "Subsequent Mortgage Loans") and, to the extent not so used, will be distributed to holders of the Bonds. Moneys on deposit in the Interest Coverage Account will be used to make certain interest payments on the Bonds during the Pre-Funding Period and, to the extent not so used, will be deposited into the Payment Account under the Indenture. The Pre-Funding Account and the Interest Coverage Account moneys will not be used to support losses or delinquencies on the Initial
Mortgage Loans. Further, such moneys will be obtained from the sale proceeds of the Bonds and not from either the Seller or the Company.

          The Purchase Agreement, the Trust Agreement, the
Indenture, the Servicing Agreement, the Certificates Sale
Agreement, the Insurance Agreement, the Indemnification Agreement, the Underwriting Agreement, the PMI Insurance Agreement and the Notice of Assignment and the NCFC Demand Note are collectively referred to herein as the "Agreements." Capitalized terms not defined herein have the meanings assigned to them in Appendix A to the Indenture, or, if not defined therein, then in the other
Agreements. This opinion is rendered pursuant to Section 5(b) of the Underwriting Agreement.

          In rendering this opinion letter, we have examined execution copies of each of the Agreements, together with the documents, instruments and agreements referenced in other opinions we have delivered in connection with the Agreements. We have also examined such other certificates, documents, materials and other matters of law as we have deemed necessary in order to give the opinions hereinafter set forth. As to certain issues of fact material to the opinions expressed herein, we have, with your consent, relied to the extent we deemed appropriate, upon the representations in the Agreements, and the certifications of officers of the Seller, the Servicer, NCFC, the Company, the Issuer, the Owner Trustee, the Indenture Trustee, the Insurer and public officials.

          In rendering this opinion letter, we have examined executed copies of each of the Agreements, together with the Bonds and the Certificates. We have also examined such other certificates, documents, materials and other matters of law as we have deemed necessary in order to give the opinions hereinafter set forth.

          In making our examinations and rendering the opinions herein expressed, we have made, with your permission, the following assumptions:

          (1) Each of the Agreements has been duly and properly authorized, executed, acknowledged, delivered and accepted, and, as may be required under applicable law, sealed and attested, by each of the parties thereto. We have further assumed the genuineness of all signatures on all documents.

          (2) All corporate, partnership and other action requisite for the execution, delivery and performance of each of the Agreements by each of the parties thereto has been duly and effectively taken.

          (3) Each of the parties to the Agreements (i) has all necessary power and authority (corporate, partnership and otherwise) to execute, enter into, deliver and perform the same;
(ii) is duly organized, validly existing and in good standing in the jurisdiction of its formation; and (iii) has all necessary licensing and qualifications needed in the jurisdiction of its formation and in all the jurisdictions in which it does business.

          (4) The execution, delivery and performance of each of the Agreements by each of the parties thereto do not and will not contravene or conflict with any provision of the charter documents or bylaws of any of such parties or any partnership agreement or other agreement or instrument which is binding upon any of such parties or their respective properties.

          (5) Each of the Agreements is the valid and binding obligation of each of the parties thereto and is enforceable against each such party in accordance with its terms.

          (6) Any and all certifications made to us by public officials and any and all certifications made to us by the Seller, NCFC, the Servicer, the Company, the Issuer, the Owner Trustee, the Indenture Trustee, and the Bond Insurer concerning factual matters are accurate and complete.

          (7) (i) All documents submitted to us as certified, conformed, draft, photostatic or telefacsimilied copies conform to the original documents, (ii) all such original documents and all documents submitted to us as originals are authentic, (iii) all unexecuted copies of documents submitted to us conform to the original executed documents, and (iv) as to each of the Agreements, in such executed copies all blank spaces have been or shall be properly completed and all exhibits and schedules referred to therein have been or shall be attached in their final forms and none of the completions or attachments are or shall be inconsistent with the forms which we have reviewed.

          (8) The statements, recitals, representations and warranties as to matters of fact set forth in the Agreements are accurate and complete.

          Based upon the foregoing and subject to the qualifications and exceptions heretofore and hereinafter set forth, we are of the opinion that:

          1. Assuming compliance with the provisions of the Agreements, for federal income tax purposes, the Bonds will be treated as indebtedness and not as an ownership interest in the Mortgage Loans or an equity interest in the Issuer or the Company.

          2. Assuming compliance with the provisions of the Agreements, for federal income tax purposes, the Issuer will not be classified as (i) an association taxable as a corporation,
(ii) a "taxable mortgage pool," as defined in Section 7701(i) of the Code, or (iii) as a "publicly traded partnership," as defined in Treasury Regulations Section 1.7704-1.

          The opinions and statements expressed herein are subject to the following limitations and qualifications:

          (a) The opinions expressed herein are based upon and limited to federal law as set forth in the Internal Revenue Code of 1986, as amended to date (the "Code"), the regulations promulgated thereunder, the position of the Internal Revenue Service set forth in the published revenue rulings, revenue procedures and other announcements and court decisions as in effect on the date hereof, any of which may be changed at any time with retroactive effect. We undertake no obligation or responsibility to update or supplement this opinion in response to subsequent changes in the law or future events affecting the transactions contemplated by the Agreements.

          (b) We express no opinion on any laws other than federal income tax laws. The opinions expressed herein are limited to the federal income tax matters specifically addressed above, and we have not addressed any other federal, state, local, or foreign income, estate, gift, transfer, sales, use or other tax consequences that may result from the transactions contemplated by the Agreements. We do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above.

          This opinion is furnished by us as counsel to the NovaStar Entities and shall not be relied upon by any party other than the Addressees in connection with the transactions contemplated by the Agreements. This opinion is not to be otherwise used, circulated, quoted or referred to in connection with any other transaction, nor filed with any governmental agency or other person, without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Prospectus Supplement, and to the references to "Stinson, Mag & Fizzell, P.C." under the captions "Federal Income Tax Consequences" in the Prospectus and in the Prospectus Supplement.

                              Very truly yours,

                              STINSON, MAG & FIZZELL, P.C.


                              By   /s/ Paul E. McLaughlin
                                   Paul E. McLaughlin

                             ANNEX A

1.   Merrill Lynch, Pierce, Fenner & Smith Incorporated
     250 Vesey Street
     World Financial Center/North Tower
     New York, NY 10281

2.   MBIA Insurance Corporation
     113 King Street
     Armonk, NY 10504

3.   Moody's Investors Service, Inc.
     99 Church Street
     New York, NY 10007

4.   Standard & Poor's
     26 Broadway
     New York, NY 10004-1064

5.   Wilmington Trust Company
     1100 North Market Street
     Wilmington, DE 19890

6.   First Union National Bank
     230 South Tryon Street, 9th Floor
     Charlotte, NC 28288-1179